EXHIBIT 99.1

COSINE COMMUNICATIONS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED JUNE 30, 2009

LOS GATOS, Calif., Aug. 7 /PRNewswire-FirstCall/ -- CoSine Communications, Inc. (Pink Sheets: COSN - News), today announced net loss of $151,000 or $(0.01) loss per share for the quarter ended June 30, 2009 as compared to net income of $22,000 or $0.00 per share for the quarter ended June 30, 2008.

CoSine's current strategic plan is to enhance stockholder value by pursuing opportunities to redeploy our assets through an acquisition of one or more operating businesses with existing or prospective taxable earnings that can be offset by use of our net operating loss carry-forwards ("NOLs"). In furtherance of that strategic plan, Cosine today also announced that it amended its share purchase rights plan, dated September 1, 2005, which provided for a dividend distribution of one preferred share purchase right for each outstanding share of CoSine's common stock, paid on September 12, 2005 to CoSine's stockholders of record at the close of business on that date. The amendment extends the expiration date of the rights from September 1, 2009 until September 1, 2011, unless earlier redeemed, exchanged, or amended by the Board of Directors. The amendment was not made in response to any pending takeover bid for CoSine. The primary purpose of the plan is to preserve CoSine's existing and projected NOLs for tax purposes. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, CoSine can carry forward these NOLs in certain circumstances to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions). CoSine's future use of these NOLs could be substantially limited or lost altogether, however, in the event of an "ownership change," as defined under Section 382 of the Internal Revenue Code.

Previously, on November 15, 2005, CoSine stockholders had approved an amendment to CoSine's Certificate of Incorporation restricting direct and indirect acquisitions of CoSine capital stock (or options, warrants or other rights to acquire CoSine's capital stock, or securities convertible or exchangeable into CoSine capital stock) if such acquisition would affect the percentage of CoSine's capital stock that is treated as owned by a "5% stockholder." That amendment is similarly intended to preserve CoSine's existing and projected NOLs for tax purposes in furtherance of CoSine's strategic plan.

As of June 30, 2009, CoSine had NOLs of approximately $353 million to offset against future taxable income. The amount of NOLs has not been audited or otherwise validated by the U.S. Internal Revenue Service and could challenged by the U.S. Internal Revenue Service. No assurance can be given that we will find suitable candidates, and if we do, that we will be able to utilize our existing NOLs.

The above descriptions of CoSine's rights plan and CoSine's amendment to its Certificate of Incorporation are brief summaries of the restrictions on any transfers and acquisitions of CoSine's stock which could limit or impair CoSine's ability to utilize its NOLs. All stockholders and prospective stockholders are urged to read the full texts of the transfer restrictions which are contained in CoSine's SEC filings and which are also available without cost upon written request to CoSine.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers.  CoSine ceased its customer service operations effective December 31, 2006.

Safe Harbor Warning

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, CoSine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions.  A detailed discussion of these factors and other risks that affect CoSine's business is contained in its SEC filings, including its most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors."  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

Terry Gibson
(408) 399-6494
E-mail: Terry.Gibson@Cosinecom.com

CoSine Communications, Inc.
STATEMENTS OF OPERATIONS
in thousands, except per share data)

	Three months		Six months
	Ended		ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue:
Product	$-	$-	$-	$-
Service	-	-	-	-

Total revenue	-	-	-	-
Cost of revenue	-	-	-	-

Gross profit (loss)	-	-	-	-

Operating expenses:
Research and development	-	-	-	-
Sales and marketing	-	-	-	-
General and administrative	188	145	413	322

Total operating expenses	188	145	413	322

Loss from operations	(188)	(145)	(413)	(322)

Interest income and other	37	167	108	396

Income (loss) before income tax
Provision	(151)	22	(305)	74

Income tax provision	-	-	1	-

Net (loss) income	$(151)	$22	$(306)	$74

Basic net (loss) income per share	$(0.01)	$0.00	$(0.03)	$0.01

Diluted net (loss) income per share	$(0.01)	$0.00	$(0.03)	$0.01

Shares used in computing basic and
diluted net income per share
Basic	10,091	10,091	10,091	10,091

Diluted	10,091	10,094	10,091	10,091

CoSine Communications, Inc.
CONDENSED BALANCE SHEETS
in thousands)

	June 30, 2009	December 31,
	(Unaudited)	2008 (1)

ASSETS
Current assets:
Cash and cash equivalents	$19,139	$9,155
Short-term investments	3,708	13,997
Other receivables	24	96
Prepaid expenses and other
current assets	17	31

Total current assets	22,888	23,279
Long-term deposits	3	3

	$22,891	$23,282

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Accounts payable	$188	$207
Other accrued liabilities	28	53

Total current liabilities	216	260

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	539,077	539,060
Accumulated other
comprehensive income	30	88
Accumulated deficit	(516,433)	(516,127)

Total stockholders' equity	22,675	23,022
	$22,891	$23,282

1) Amounts are derived from the December 31, 2008 audited financial statements.